FREIT Announces First Quarter Fiscal 2020 Results

HACKENSACK, NJ, March 10, 2020 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended January 31, 2020. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended
	January 31,
($ in thousands, except per share amounts)	2020	2019

GAAP (Loss) Earnings Per Share - Basic & Diluted	($0.32)	$0.07
AFFO Per Share - Basic & Diluted	$0.04	$0.42
Dividends Per Share	$0.00	$0.15

Total Average Residential Occupancy	93.7%	95.2%
Total Average Commercial Occupancy (a)	81.5%	81.4%

(a) Occupancy metrics exclude the Patchogue, New York property from the fiscal quarter ended January 31, 2019 as the property was sold in February 2019.

Results for the Quarter

Real estate revenue increased 4.5% to $15.6 million for the fiscal quarter ended January 31, 2020 as compared to $14.9 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in base rents across most properties and an increase in the average annual occupancy rate for the commercial space (office and retail) at the Rotunda property from an average occupancy rate of 81.2% in the prior year’s comparable period to 84.2% in the current quarter.

Net (loss) income attributable to common equity (“net (loss) income”) was a net loss of $2.3 million or ($0.32) per share basic and diluted for the fiscal quarter ended January 31, 2020 as compared to net income of $0.5 million or $0.07 per share basic and diluted for the prior year’s comparable period. The net loss was primarily driven by $3.4 million related to Special Committee expenses for advisory and legal fees incurred in Fiscal 2020; offset by an increase in revenue as explained above (consolidated impact of approximately $0.4 million); and a decrease in interest expense of approximately $0.4 million (consolidated impact of $0.3 million) driven by a decline in interest rates on the variable mortgage loans. (Refer to “Table of Revenue & Net (Loss) Income Components”)

Table of Revenue & Net (Loss) Income Components

	For the Fiscal Quarter Ended January 31,
	2020	2019	Change
	(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$7,077	$6,699	$378
Residential properties	8,516	8,229	287
Total real estate revenues	15,593	14,928	665

Operating expenses:
Real estate operations	6,365	6,326	39
General and administrative	772	608	164
Special committee expenses	3,382	—	3,382
Depreciation	2,932	2,824	108
Total operating expenses	13,451	9,758	3,693

Operating income	2,142	5,170	(3,028)

Financing costs	(4,235)	(4,652)	417

Investment income	72	71	1

Unrealized loss on interest rate cap contract	—	(154)	154

Net (loss) income	(2,021)	435	(2,456)

Net (income) loss attributable to noncontrolling interests in subsidiaries	(241)	24	(265)
Net (loss) income attributable to common equity	$(2,262)	$459	$(2,721)

(Loss) Earnings per share - basic and diluted	$(0.32)	$0.07	$(0.39)

Weighted average shares outstanding:
Basic and diluted	6,979	6,915

Dividend

In view of FREIT having entered into the Purchase and Sale Agreement with Sinatra Properties, LLC, the Board of Trustees did not declare a dividend for the first quarter of Fiscal 2020. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended January 31,
	2020	2019
	(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net (loss) income	$(2,021)	$435
Depreciation of consolidated properties	2,932	2,824
Amortization of deferred leasing costs	113	127
Distributions to minority interests	(583)	(294)
FFO	$441	$3,092

Per Share - Basic and Diluted	$0.06	$0.45

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$441	$3,092
Deferred rents (Straight lining)	(63)	(67)
Capital Improvements - Apartments	(96)	(124)
AFFO	$282	$2,901

Per Share - Basic and Diluted	$0.04	$0.42

Weighted Average Shares Outstanding:
Basic and Diluted	6,979	6,915

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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